Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 23, 2004, relating to the financial statements of DayStar Technologies, Inc. and Subsidiary, which appears in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in such Registration Statement.

HEIN & ASSOCIATES LLP

Denver, Colorado

May 21, 2004